EXHIBIT 12.1

The Law Office of Mark E. Pena, P.A.

Member of the Florida Bar	4230 So. MacDill Ave.	Member Federal Middle District of Florida
Suite I
Tel. (813) 251-1289	Tampa, FL 33611	Fax (813) 831-1143

July 28, 2021

Da Mu Lin

CEO, One World Ventures Inc. 3370 Pinks Pl

Suite F

Las Vegas NV 89102

RE: One World Ventures, Inc. (the Company) Offering Statement on Form 1-A (the “Offering Statement”).

Ladies and Gentlemen:

My firm has acted as special counsel to the Company, a corporation incorporated under the laws of the State of Nevada, in connection with the filing of the Offering Statement under Regulation A of the Securities Act of 1933 as amended (the Securities Act”), tier II, with the Securities & Exchange Commission (the SEC) regarding the Company’s proposed offering (the “Offering”). The Offering will be for a total of (seventy-five) 75,000,000 shares (the “shares”) of common stock, $.001 par value of the Company. The sales price per share will be ($1.00) one dollar.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A of the Securities Act. In rendering this opinion, I have examined the following documents in either certified form or copies provided to me by the Company.

1. Articles of Incorporation dated January 11, 2021 filed with the Secretary of State of the State of Nevada, under the name Quantum Technology Corp., stating that the Company has (20,000,000) twenty million shares authorized at 0.001 par value, file No. CI4477-97.

2. Stamped Articles of Amendment filed with the Nevada Secretary of State, dated December 12, 2008 changing the name of the corporation from Quantum Technology Corp. to One World Ventures Inc.

3. Stamped Articles of Amendment filed with the Nevada Secretary of State, dated December 14, 2010 increasing the corporation’s total stock authorization to 2,500,000 and creating a preferred class with 100 for one voting rights with a total of 50,000 preferred shares.

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4. Stamped Articles of Amendment filed with the Nevada Secretary of State, dated January 18, 2011 increasing the Authorized number of shares of stock available to (3,500,000,000) three billion five hundred million shares.

5. By-laws of the Company dated September 28, 2021.

6. Resolution of the Board of Directors of the Company authorizing this share issuance and regulatory filing dated July 22, 2022.

7. Financial Audit Opinion, with statement of cash flows, prepared by BF Borgers of Lakewood, CO. dated June 13, 2022.

I have also examined the Nevada Secretary of State’s Business Entity website that shows the Company as active. I have also examined the Company’s current shareholder issuance outstanding, totaling 821,552,693 shares, from the transfer agent to confirm that there are sufficient number of shares available to satisfy the proposed issuance in the filing. I have also examined additional documents I have deemed relevant and necessary in order to issue the opinion hereafter set forth. Nevada State corporate law does not require a shareholder vote for the issuance of the proposed shares relevant to the subject 1-A filing, and the corporation’s charter designates the power to issue/use stock to the Board of Directors not the shareholders.

I have assumed: 1) the genuineness of all signatures, 2) the legal capacity of all natural persons, 3) the authenticity of all documents submitted to me as originals, 4) that all conformed or other copies conform to the original documents and that 5) all the records and other information made available to me by the Company on which I have relied are complete in all material respects. As to questions of fact material to this opinion, I have relied solely upon the above-referenced certificates and other documents and have not performed any independent investigation od same other than the review of the Nevada Secretary of State’s Corporation’s website. For purposes of this opinion letter, I assume that all of the certificates and documents from officials dated prior to this date remain accurate as of the date of this letter. I am also making the assumption that the Offering statement will be declared qualified.

I also must qualify that the enforcement of any agreements entered into by the Company relevant herein, may be limited or subject to applicable bankruptcy, insolvency or reorganization laws in the future that are not present now.

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Based upon the foregoing, I am of the opinion that the issuance of the Shares has been duly authorized and upon issuance, the Shares will be validly issued fully paid for and nonassessable. Purchasers and holders will not be obligated for any further payments beyond the purchase price.

The opinions I express here are limited to the facts and matters specifically set forth herein and I offer no further opinion and none should be inferred beyond those expressly stated herein. I will not be advising you of any subsequent changes in the facts stated or assumed herein or any changes in any applicable law relevant to this Reg A Offering or Nevada state law related to the issuance and sale of the Shares.

This opinion letter is limited to the corporate laws of the state of Nevada. I offer no opinion regarding the laws of any other state or jurisdiction. I specifically exclude any opinions regarding federal or state securities laws, including Nevada related to the issuance and sale of the Shares.

You are free to rely and use this opinion letter as needed and I consent to it being included as Exhibit 5 of the Offering as required under the caption “Legal Matters”.

Notwithstanding this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very Truly Yours,

Mark E. Pena
Mark E. Pena, Esq. Attorney at Law

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